Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
October 29, 2019

PEABODY REPORTS EARNINGS FOR QUARTER ENDED SEPTEMBER 30, 2019

Third quarter results reflect previously announced effects of pricing, shipments and Middlemount performance; Quarter highlighted by multi-year low PRB cost performance; Anticipating conclusion of FTC review of PRB/Colorado JV in first half of 2020; Advancing preferred path to access substantial North Goonyella reserves; Taking steps to streamline organization, reset operational performance and strengthen portfolio

ST. LOUIS, Oct. 29 – Peabody (NYSE: BTU) today announced its third quarter 2019 operating results, including revenues of $1.11 billion; loss from continuing operations, net of income taxes of $74.3 million; net loss attributable to common stockholders of $82.8 million; diluted loss per share from continuing operations of $0.77; and Adjusted EBITDA1 of $150.3 million.

“Peabody’s third quarter was marked with some notable achievements, several challenges and multiple changes to our portfolio and organization,” said Peabody President and Chief Executive Officer Glenn Kellow. “Looking ahead, our success will be defined by the implementation of our three strategies to create value, bolstered by streamlining our organization, resetting operational performance and strengthening our portfolio. We have a comprehensive agenda of actions under way across each of these dimensions, and I believe we have tremendous ability to create value over time.”

Third Quarter 2019 Results

Third quarter 2019 revenues totaled $1.11 billion compared to $1.41 billion in the prior year driven by a 36 percent decline in seaborne metallurgical coal sales volumes and approximately $90 million in lower pricing, excluding the impact of higher Kayenta revenues.

Depreciation, depletion and amortization (DD&A) declined $28.1 million compared to the prior year primarily due to lower contract amortization expense and final recognition of Kayenta Mine expense. Selling, general and administrative expense (SG&A) decreased 17 percent from the prior year to $32.2 million largely due to a reduction in personnel costs. Transaction expenses related to the PRB/Colorado joint venture totaled $8.2 million in the third quarter and are included within Adjusted EBITDA. The company also recorded a $20.0 million impairment charge related to its Wildcat Hills Mine in the Illinois Basin, which is expected to cease operations. The company expects this action to be cash accretive.

[1] Adjusted EBITDA and Free Cash Flow are non‐GAAP financial measures.  Revenues per ton, costs per ton, Adjusted EBITDA  margin per ton and percent are non‐GAAP operating/statistical measures.  Adjusted EBITDA margin is equal to segment  Adjusted EBITDA divided by segment revenues.  Please refer to the tables and related notes in this press release for a  reconciliation of non‐GAAP financial measures.

#1

Earnings from equity affiliates totaled a loss of $20.7 million, reflecting the cumulative impact of a delay in resuming and then ramping up production at the independently operated Middlemount joint venture in Queensland following a highwall failure in late June.

Combined, these impacts resulted in a loss from continuing operations, net of income taxes of $74.3 million compared to $83.9 million in the prior year and diluted loss per share from continuing operations of $0.77 compared to diluted earnings per share of $0.63 in the prior year.

Third quarter Adjusted EBITDA totaled $150.3 million versus $372.1 million in the prior year, reflecting previously announced effects of pricing, shipments and lower Middlemount earnings.

Segment Performance

Third quarter seaborne thermal export sales totaled 3.0 million tons at an average realized price of $72.24 per short ton, with the remainder sold under a long‐term domestic contract. As indicated last quarter, export volumes increased 11 percent relative to the second quarter of 2019 and the mix of higher‐quality Newcastle volumes improved to 74 percent, resulting in a higher realized revenue per ton quarter over quarter for the segment despite lower headline pricing.

The seaborne thermal segment delivered third quarter Adjusted EBITDA margins of 31 percent. Compared to the prior year, lower seaborne pricing resulted in an approximately $60 million impact to third quarter seaborne thermal Adjusted EBITDA of $76.8 million. Costs per ton of $35.33 reflect strong performance from the Wambo Underground Mine following a longwall move in the second quarter and are anchored by the low‐cost Wilpinjong Mine.

Third quarter seaborne metallurgical coal sales totaled 1.8 million tons, with the change from the prior year reflecting the impact of customer‐driven deferrals and lack of production at the North Goonyella Mine, partially offset by the addition of production from the Shoal Creek Mine where output was muted by reduced conveyor availability.

Seaborne metallurgical costs totaled $113.63 per ton, excluding North Goonyella project costs, and reflected lower volumes, elevated overburden ratios at the Coppabella Mine, and an extended longwall move at the Metropolitan Mine. In addition, lower yields, combined with unplanned conveyor downtime and subsequent conveyor upgrade activities, resulted in elevated costs at the Shoal Creek Mine relative to the prior quarter. Recovery work at North Goonyella continued throughout the quarter, resulting in $29.3 million in third quarter costs (additional detail included within the “Business Updates” section of this release).

Within U.S. thermal operations, third quarter Adjusted EBITDA of $153.0 million was largely in line with the prior year. As expected, per ton costs in the Powder River Basin (PRB) improved significantly relative to the first half of 2019. Third quarter PRB costs per ton of $8.69 set a multi‐year low, reflecting a 4 percent improvement from the prior year and a 12 percent improvement from first‐half 2019. As a result, PRB Adjusted EBITDA margins totaled 21 percent.

Western segment Adjusted EBITDA increased $17.8 million compared to the prior year driven by improved performance at the Twentymile Mine and increased revenue associated with the customer’s obligation to fund various post‐mining costs at the Kayenta Mine. In line with previously announced plans, Kayenta shipped its final tons in the third quarter, bringing year‐to‐date shipments to 4.0 million tons, and is now progressing to final reclamation.

The Midwestern segment delivered Adjusted EBITDA in line with the prior year even with a 14 percent reduction in sales volume.

#2

Balance Sheet and Cash Flow

Operating cash flows and capital expenditures totaled $175.6 million and $86.0 million in the third quarter, respectively, leading to Free Cash Flow of $92.0 million. Cash and cash equivalents at quarter end totaled $759.1 million with total liquidity of $1.35 billion. Third quarter share repurchases totaled $144.2 million.

During the third quarter, Peabody increased the company’s dividend to $0.145 per share, the fourth increase to the company’s dividend per share in just over a year. On Oct. 16, 2019, the company also declared a $0.145 per share cash dividend, payable on Nov. 29, 2019, to shareholders of record on Oct. 30, 2019.

Industry Conditions

Seaborne Metallurgical and Thermal

While average seaborne hard coking coal spot pricing declined approximately 20 percent in the third quarter from second quarter levels, pricing rebounded from three‐year lows in early October on potential restocking activities leading into year end and a widening arbitrage favoring seaborne coal delivered into China.

Chinese metallurgical coal imports rose approximately 20 percent year to date through September on increased pig iron production, with August marking the highest metallurgical coal import month on record. Looking to the fourth quarter, the pricing arbitrage between domestic Chinese coking coal and imports is expected to create tension with import restrictions.

In line with Peabody’s expectations, India continues to increase metallurgical coal imports, with September year‐to‐date imports rising 7 percent. Imports are expected to continue to rise to meet growing steel needs as India lacks the required quality and quantity of domestic metallurgical coal.

Regarding seaborne metallurgical coal supply, growth in Australian, Russian and Mongolian exports have been muted by declining U.S. shipments.

Capital investment in both metallurgical and thermal coal has declined in recent years as coal use continues to increase. According to Wood Mackenzie, capital investment in major coal producing regions between 2016 and 2018 is less than half of the levels observed during the last peak cycle of 2011 to 2013.

Subdued seaborne thermal coal pricing persisted in the third quarter as continued weakness in Europe, low LNG prices and sustained strength in Indonesian and Russian exports weighed on fundamentals. As a result, the average third‐quarter Newcastle‐spec prompt price of approximately $68 per tonne marked a 15 percent decline compared to the second quarter average. In September, thermal coal prices pulled up from trough levels and have stabilized in recent weeks.

Year‐to‐date Vietnam imports have more than doubled, helping to drive a 16 million tonne increase in ASEAN imports through September. Combined, China, India and ASEAN countries continue to show strength and reported year‐to‐date import growth of 36 million tonnes. In addition, coal inventory levels at India utilities have declined in recent months, in part due to an extended monsoon season and weak domestic production.

#3

From the supply side, Indonesian and Russian exports have increased year to date, contributing to the weak pricing environment. Pacific coal continues to gain relative to Atlantic, with both U.S. and
Colombian exports down substantially in response to unfavorable netback pricing.

Longer‐term, Peabody expects growing demand from ASEAN countries to offset declines in the Atlantic as urbanization and the buildout of new coal‐fueled power capacity drive the need for imports. Australia is well positioned to serve these growing demand centers and offers the higher‐quality coal typically needed for advanced coal technologies.

U.S. Thermal

Total electricity generation load declined 2 percent year to date through September. Low natural gas prices through the third quarter of the year, along with the impact of increasing renewables and buildout of new natural gas capacity have resulted in coal’s share of the electricity mix falling to 24  percent year to date through September.

Total U.S. coal supply declined approximately 3 percent year to date. As a result of significant flooding earlier in the year and the idling of some mines in the basin, the PRB has been most impacted, with year‐to‐date production down approximately 8 percent.

Business Updates

Organizational Review

The company has advanced its organizational review and is continuing to transition from regional business units. The new structure will reflect operations that are focused on safety, volume and costs, paired with a streamlined organization featuring centralized global functions. In addition to strengthening organizational capabilities to scale and adapt to changes, this new operating model is expected to lead to lower costs in 2020 and beyond. Peabody has identified annualized cost improvements totaling $50 million. Additional analysis is underway to capture further savings over time.

Seaborne Metallurgical and Thermal

Peabody’s first strategy is to continue to reweight its investments toward greater seaborne thermal and seaborne metallurgical coal access to capture higher‐growth Asian demand. The company offers tier one thermal coal assets and is actively exploring means to upgrade its mid‐tier metallurgical coal platform, including organic and inorganic growth opportunities.

•
Peabody and the other CMJV partners have approved the Moorvale South extension project, which transitions the mine from a greater mix of PCI production to an enhanced coking coal profile as early as 2020, and extends the life of the mine through 2029, with optionality for future expansion. The extension also allows for continued blending opportunities with the Coppabella Mine to further improve coal quality. Low project capital requirements, in part due to the transfer of equipment from the Millennium Mine,are expected to total approximately$30 million.

•
At the company’s Shoal Creek Mine, Peabody intends to operate two longwall kits in November given an opportunistic window as the mine transitions to a new district. As a result, fourth quarter production is expected to improve versus muted third quarter levels. Peabody is also progressing with activities to upgrade the mine’s conveyor system to improve long‐term reliability.

#4

•	Other activities include improving equipment utilization and mining methodology at the Coppabella Mine given an elevation in overburden ratios consistent with the mine plan.

•
After a detailed review and assessment of North Goonyella, Peabody has determined that due to the time, cost and required regulatory approach to ventilate and re‐enter the rest of the mine, the company will not pursue attempts to access the 10 North Panel through existing mine workings. Instead, the company has identified a preferred path to create value from the substantial North Goonyella reserve base by mining the southern panels, beginning with the 6 South panel.

◦
Peabody’s preferred path would include ventilation of Zone B in the current mine configuration, with an approach of utilizing bore holes from the surface. Incremental spending for ventilation is contingent on obtaining pre‐approval for from the Queensland Mine Inspectorate, and that process is currently under way. Following planned ventilation, the company intends to re‐enter Zone B and assess conditions with a target of developing the southern panels that contain approximately 20 million tons of high-quality, hard coking coal.

◦
The company has completed most of the essential work in Zone A. All steps taken to date have been necessary and beneficial to preserve access to an additional 65 million tons of hard coking coal in the lower seam in a lower‐cost manner than otherwise would be required. Development of that longer‐term project is in the pre‐feasibility stage.

◦
The expected length of time to ventilate Zone B necessitates a different approach that significantly reduces the labor required and lowers planned holding costs. Peabody is taking steps to reduce most of the salaried and hourly workforce due to the lack of beneficial work and intends to offer alternative employment to workers where practical to mitigate the impacts of the reductions.

◦
Peabody is reducing its quarterly run‐rate cost estimates for 2020 to approximately half that of recent levels. Steps are being taken to market take‐or‐pay commitments as well as preparation plant and loadout infrastructure, which could further reduce quarterly costs. In addition, the company expects to incur a total of $12 million to $15 million to ventilate Zone B over a multi‐month period. Based on the planned approach, the company expects no meaningful North Goonyella volumes for three or more years, with development coal to be produced in the second half of 2020.

◦
Assuming successful ventilation and re‐entry of Zone B, Peabody estimates 2020 project capital costs of approximately $50 million to $75 million beginning in the second half of the year with development of 6 South. The company will continue to refine capital and cost estimates as work progresses through Zone B. No incremental capital will be committed until Zone B has been explored. Peabody would mitigate cash outlays by selling development tons into the market.

Through this approach, the company looks to reduce operating risk and maximize value for a mine with a potential life of several decades.

•
Within seaborne thermal coal, the United Wambo Joint Venture received approval from the New South Wales Independent Planning Commission in late August. The joint venture is now seeking a federal environmental approval, which is projected to be received by year‐end 2019, with sharing of production projected to commence by year‐end 2020. The joint venture allows for optimized mine planning, improved strip ratios, quality improvement and a significantly extended potential life of mine beyond 2040.

#5

•	The company continues to utilize equipment relocated from the Millennium Mine to the Wambo Open‐Cut Mine and the Wilpinjong Mine to improve second‐half production volumes.

U.S. Thermal

Peabody’s second strategy is to optimize its lowest‐cost and highest‐margin U.S. thermal assets to maximize cash generation. The company’s U.S. Adjusted EBITDA has outpaced cash outlays by five and a half times in recent years. Peabody is taking the necessary actions to adjust to challenging industry conditions through a combination of optimizing mine plans, moving contracts, paring back operations and matching its workforce with customer demand.

•
Peabody’s highly synergistic joint venture announced in the second quarter with Arch Coal is progressing through the regulatory approval process by the U.S. Federal Trade Commission (FTC) as expected. Recently, the companies agreed to a timeline with the FTC, with the FTC’s review anticipated to conclude during the first half of 2020.

Ongoing assessment continues to validate analysis that the joint venture is expected to unlock synergies with a pre‐tax net present value of approximately $820 million.2 Average joint venture synergies are projected to be approximately $120 million per year over the initial 10 years. These aggregated synergies are expected to enable the joint venture to significantly reduce costs well beyond what each company could achieve alone.

•
In the Illinois Basin, Peabody is optimizing its sourcing and leveraging of operating complexes. Given decreased customer demand, the company is shifting contracts to more productive mines, extending contracted volumes into future years and scaling back production and workforces at several mines. The company is also working to improve the cost structure of its large‐scale Bear Run Mine by adjusting mine plans and equipment utilization.

•
Peabody is continuing commercial negotiations with the owners of the power plant that had been served by the closed Kayenta Mine, to determine the amount of certain post‐mining costs the customer is obligated to fund, which may provide incremental near‐term cash flows.

Financial Approach

Peabody remains committed to executing on its third strategy of its holistic financial approach of generating cash, maintaining financial strength, investing wisely and returning cash to shareholders. Since mid‐2017, the company has generated $2.5 billion in Free Cash Flow; reduced total liabilities by approximately $1.3 billion; re‐invested $650 million in the business through sustaining capital expenditures and life extension projects; acquired the highly profitable Shoal Creek Mine for $390  million; advanced the PRB/Colorado joint venture; and returned $1.6 billion cash to shareholders.

During the third quarter, Peabody initiated an opportunistic refinancing initiative with key requirements and a robust set of objectives. Through this process, the company successfully upsized its revolving credit facility from $350 million to $565 million and extended the duration of $540 million of capacity to 2023. The company also obtained amendments to the credit facility as a necessary step to enable the pending PRB/Colorado joint venture while leaving the company’s existing 2022 and 2025 notes outstanding at this time. The company intends to pursue means to accomplish its longer‐term capital structure objectives in a way that adds value to the enterprise.

[2] Synergies of approximately $820 million represent the combined net present value of estimated pre-tax synergies projected over the standalone life-of-mine plans assuming third-party price assumptions and a 10 percent discount rate.

#6

Peabody intends to move toward the lower end of its gross debt target of $1.2 billion to $1.4 billion, while maintaining its $800 million liquidity target. A lower debt target better accommodates future portfolio changes and lowers fixed charges, which in turn, further enables cash returns to shareholders. The company will continue to evaluate appropriate gross leverage targets taking into consideration company‐specific and industry‐related factors.

Outlook

Peabody expects fourth quarter Adjusted EBITDA to be lower than the third quarter, excluding restructuring charges and other non‐recurring items, primarily as a result of the closure of the Kayenta Mine, which contributed approximately $30 million to third quarter Adjusted EBITDA. Other factors impacting performance relative to the third quarter include higher volumes across multiple segments, lower pricing and an increase in required Australian domestic thermal coal shipments. The company also intends to take an impairment charge of approximately $60 million primarily related to the prior North Goonyella Mine panel development now not expected to be accessed. Peabody is assuming fourth quarter seaborne prompt pricing of $158 per tonne for benchmark hard coking coal and $69 per tonne for the Newcastle‐spec product.

Today’s earnings call is scheduled for 10 a.m. CDT and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure‐play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high‐quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

#7

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2019 and 2018

(In Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2019	2018	2019	2018

Tons Sold	44.8	49.1	124.7	140.5

Revenues	$1,106.4	$1,412.6	$3,506.0	$4,184.7
Operating Costs and Expenses (1)	906.2	1,047.9	2,712.8	3,051.6
Depreciation, Depletion and Amortization	141.5	169.6	479.4	503.1
Asset Retirement Obligation Expenses	15.5	12.4	44.6	37.9
Selling and Administrative Expenses	32.2	38.6	107.8	119.7
Transaction Costs Related to Business Combinations and Joint Ventures	8.2	2.5	9.8	2.5
Other Operating (Income) Loss:
Net Gain on Disposals	(1.1)	(20.8)	(2.8)	(49.8)
Asset Impairment	20.0	—	20.0	—
Provision for North Goonyella Equipment Loss	—	49.3	24.7	49.3
North Goonyella Insurance Recovery	—	—	(125.0)	—
Loss (Income) from Equity Affiliates	20.7	(17.2)	7.5	(64.4)
Operating (Loss) Profit	(36.8)	130.3	227.2	534.8
Interest Expense	35.4	38.2	107.2	112.8
Loss on Early Debt Extinguishment	—	—	—	2.0
Interest Income	(7.0)	(10.1)	(22.5)	(24.3)
Net Periodic Benefit Costs, Excluding Service Cost	4.9	4.5	14.6	13.6
Reorganization Items, Net	—	—	—	(12.8)
(Loss) Income from Continuing Operations Before Income Taxes	(70.1)	97.7	127.9	443.5
Income Tax Provision	4.2	13.8	26.0	31.3
(Loss) Income from Continuing Operations, Net of Income Taxes	(74.3)	83.9	101.9	412.2
Loss from Discontinued Operations, Net of Income Taxes	(3.8)	(4.1)	(10.6)	(9.0)
Net (Loss) Income	(78.1)	79.8	91.3	403.2
Less: Series A Convertible Preferred Stock Dividends	—	—	—	102.5
Less: Net Income Attributable to Noncontrolling Interests	4.7	8.3	12.8	8.9
Net (Loss) Income Attributable to Common Stockholders	$(82.8)	$71.5	$78.5	$291.8

Adjusted EBITDA (2)	$150.3	$372.1	$632.2	$1,105.6

Diluted EPS - (Loss) Income from Continuing Operations (3)(4)	$(0.77)	$0.63	$0.83	$2.40

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (3)	$(0.81)	$0.59	$0.73	$2.33

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
During the quarter and nine months ended September 30, 2019, weighted average diluted shares outstanding were 102.2 million and 107.4 million, respectively. During the quarter and nine months ended September 30, 2018, diluted EPS was calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 120.3 million and 123.1 million during the quarter and nine months ended September 30, 2018, respectively, and excluded weighted average shares outstanding related to the participating securities of 2.8 million for the nine months ended September 30, 2018.

(4)	Reflects (loss) income from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#8

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2019 and 2018

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2019	2018	2019	2018
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.9	4.8	14.1	13.6
Seaborne Metallurgical Mining Operations	1.8	2.8	6.2	8.7
Powder River Basin Mining Operations	30.2	31.7	80.5	90.3
Midwestern U.S. Mining Operations	4.2	4.9	12.3	14.3
Western U.S. Mining Operations	3.0	4.0	10.0	11.2
Total U.S. Thermal Mining Operations	37.4	40.6	102.8	115.8
Corporate and Other	0.7	0.9	1.6	2.4
Total	44.8	49.1	124.7	140.5

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$249.5	$305.1	$720.7	$773.9
Seaborne Metallurgical Mining Operations	216.3	370.3	831.7	1,254.0
Powder River Basin Mining Operations	333.6	373.7	903.5	1,084.5
Midwestern U.S. Mining Operations	176.0	208.5	522.6	607.7
Western U.S. Mining Operations	150.4	156.1	448.2	439.4
Total U.S. Thermal Mining Operations	660.0	738.3	1,874.3	2,131.6
Corporate and Other	(19.4)	(1.1)	79.3	25.2
Total	$1,106.4	$1,412.6	$3,506.0	$4,184.7

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal Mining Operations	$172.7	$159.8	$474.8	$459.4
Seaborne Metallurgical Mining Operations	232.5	279.6	704.7	838.4
Net North Goonyella Costs	29.3	9.0	60.7	9.0
Seaborne Metallurgical Mining Operations, Excluding Net North Goonyella Costs	203.2	270.6	644.0	829.4
Powder River Basin Mining Operations	262.9	285.5	756.2	859.8
Midwestern U.S. Mining Operations	140.0	169.8	422.6	495.8
Western U.S. Mining Operations	104.1	127.6	306.9	345.0
Total U.S. Thermal Mining Operations	507.0	582.9	1,485.7	1,700.6
Corporate and Other	1.9	35.8	42.4	86.9
Total	$914.1	$1,058.1	$2,707.6	$3,085.3

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$76.8	$145.3	$245.9	$314.5
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	(16.2)	90.7	127.0	415.6
Net North Goonyella Costs	29.3	9.0	60.7	9.0
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding Net North Goonyella Costs	13.1	99.7	187.7	424.6
Adjusted EBITDA - Powder River Basin Mining Operations	70.7	88.2	147.3	224.7
Adjusted EBITDA - Midwestern U.S. Mining Operations	36.0	38.7	100.0	111.9
Adjusted EBITDA - Western U.S. Mining Operations	46.3	28.5	141.3	94.4
Adjusted EBITDA - Total U.S. Thermal Mining Operations	153.0	155.4	388.6	431.0
Middlemount (2)	(18.8)	11.2	(4.9)	43.0
Resource Management Results (3)	2.3	21.3	6.0	42.8
Selling and Administrative Expenses	(32.2)	(38.6)	(107.8)	(119.7)
Transaction Costs Related to Business Combinations and Joint Ventures	(8.2)	(2.5)	(9.8)	(2.5)
Other Operating Costs, Net (4)	(6.4)	(10.7)	(12.8)	(19.1)
Adjusted EBITDA (1)	$150.3	$372.1	$632.2	$1,105.6

Note: See footnote explanations on following page

#9

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2019 and 2018

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2019	2018	2019	2018
Revenues per Ton - Mining Operations (5)
Seaborne Thermal	$51.06	$63.50	$51.14	$57.09
Seaborne Metallurgical	120.94	132.50	134.80	143.44
Powder River Basin	11.02	11.80	11.22	12.01
Midwestern U.S.	42.33	42.45	42.48	42.41
Western U.S.	49.73	38.91	44.80	39.23
Total U.S. Thermal	17.62	18.19	18.22	18.40

Costs per Ton - Mining Operations (5)(6)
Seaborne Thermal	$35.33	$33.20	$33.69	$33.89
Seaborne Metallurgical	130.01	100.14	114.22	95.90
Net North Goonyella Costs	16.38	3.22	9.84	1.03
Seaborne Metallurgical, Excluding Net North Goonyella Costs	113.63	96.92	104.38	94.87
Powder River Basin	8.69	9.01	9.39	9.52
Midwestern U.S.	33.66	34.57	34.35	34.60
Western U.S.	34.45	31.80	30.68	30.80
Total U.S. Thermal	13.54	14.36	14.44	14.68

Adjusted EBITDA Margin per Ton - Mining Operations (5)(6)
Seaborne Thermal	$15.73	$30.30	$17.45	$23.20
Seaborne Metallurgical	(9.07)	32.36	20.58	47.54
Net North Goonyella Costs	16.38	3.22	9.84	1.03
Seaborne Metallurgical, Excluding Net North Goonyella Costs	7.31	35.58	30.42	48.57
Powder River Basin	2.33	2.79	1.83	2.49
Midwestern U.S.	8.67	7.88	8.13	7.81
Western U.S.	15.28	7.11	14.12	8.43
Total U.S. Thermal	4.08	3.83	3.78	3.72

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2019	2018	2019	2018
	(In Millions)
Tons sold	0.2	0.5	1.2	1.5
Depreciation, depletion and amortization and asset retirement obligation expenses	$8.2	$3.7	$15.3	$11.8
Net interest expense	2.4	2.8	6.4	10.0
Income tax (benefit) provision	(7.5)	3.9	(1.6)	15.4
(3)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues, the Q3 2018 gain of $20.5 million on the sale of surplus coal resources associated with the Millennium Mine and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(4)
Includes trading and brokerage activities, costs associated with post-mining activities, certain coal royalty expenses, minimum charges on certain transportation-related contracts and the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture.

(5)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(6)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; provision for North Goonyella equipment loss and related insurance recovery; amortization of fresh start reporting adjustments related to take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

Condensed Consolidated Balance Sheets
As of Sept. 30, 2019 and Dec. 31, 2018

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2019	Dec. 31, 2018

Cash and Cash Equivalents	$759.1	$981.9
Accounts Receivable, Net	293.4	450.4
Inventories	294.8	280.2
Other Current Assets	218.4	243.1
Total Current Assets	1,565.7	1,955.6
Property, Plant, Equipment and Mine Development, Net	4,899.2	5,207.0
Operating Lease Right-of-Use Assets	85.6	—
Investments and Other Assets	193.5	212.6
Deferred Income Taxes	48.5	48.5
Total Assets	$6,792.5	$7,423.7

Current Portion of Long-Term Debt	$23.4	$36.5
Accounts Payable and Accrued Expenses	877.5	1,022.0
Total Current Liabilities	900.9	1,058.5
Long-Term Debt, Less Current Portion	1,329.4	1,330.5
Deferred Income Taxes	9.5	9.7
Asset Retirement Obligations	696.2	686.4
Accrued Postretirement Benefit Costs	516.4	547.7
Operating Lease Liabilities, Less Current Portion	55.1	—
Other Noncurrent Liabilities	300.0	339.3
Total Liabilities	3,807.5	3,972.1

Common Stock	1.4	1.4
Additional Paid-in Capital	3,342.7	3,304.7
Treasury Stock	(1,337.6)	(1,025.1)
Retained Earnings	901.3	1,074.5
Accumulated Other Comprehensive Income	31.8	40.1
Peabody Energy Corporation Stockholders' Equity	2,939.6	3,395.6
Noncontrolling Interests	45.4	56.0
Total Stockholders' Equity	2,985.0	3,451.6
Total Liabilities and Stockholders' Equity	$6,792.5	$7,423.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#11

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2019 and 2018

(Dollars In Millions)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2019	2018	2019	2018
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$179.2	$364.6	$577.8	$1,283.8
Net Cash Used in Discontinued Operations	(3.6)	(19.2)	(25.2)	(23.0)
Net Cash Provided By Operating Activities	175.6	345.4	552.6	1,260.8
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(86.0)	(60.9)	(182.8)	(186.5)
Changes in Accrued Expenses Related to Capital Expenditures	(5.8)	(6.1)	(5.6)	(7.0)
Federal Coal Lease Expenditures	—	—	—	(0.5)
Insurance Proceeds Attributable to North Goonyella Equipment Losses	—	—	23.2	—
Proceeds from Disposal of Assets, Net of Receivables	11.8	16.4	27.6	69.0
Amount Attributable to Acquisition of Shoal Creek Mine	—	—	(2.4)	—
Contributions to Joint Ventures	(106.8)	(114.4)	(326.4)	(358.2)
Distributions from Joint Ventures	111.2	118.2	316.7	355.0
Advances to Related Parties	(8.0)	(1.0)	(12.5)	(5.6)
Cash Receipts from Middlemount Coal Pty Ltd	—	11.3	14.7	81.1
Investment in Equity Securities	—	(10.0)	—	(10.0)
Other, Net	—	(1.0)	(0.1)	(2.8)
Net Cash Used In Investing Activities	(83.6)	(47.5)	(147.6)	(65.5)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(6.4)	(9.5)	(23.9)	(73.0)
Payment of Debt Issuance and Other Deferred Financing Costs	(5.6)	(19.8)	(6.4)	(21.2)
Common Stock Repurchases	(144.2)	(325.1)	(300.2)	(699.6)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	—	—	(12.3)	(14.5)
Dividends Paid	(14.6)	(15.3)	(243.9)	(44.6)
Distributions to Noncontrolling Interests	(9.0)	(3.7)	(23.4)	(10.3)
Other, Net	0.1	—	0.1	0.1
Net Cash Used In Financing Activities	(179.7)	(373.4)	(610.0)	(863.1)
Net Change in Cash, Cash Equivalents and Restricted Cash	(87.7)	(75.5)	(205.0)	332.2
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	900.1	1,477.9	1,017.4	1,070.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$812.4	$1,402.4	$812.4	$1,402.4

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2019 and 2018

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2019	2018	2019	2018

(Loss) Income from Continuing Operations, Net of Income Taxes	$(74.3)	$83.9	$101.9	$412.2
Depreciation, Depletion and Amortization	141.5	169.6	479.4	503.1
Asset Retirement Obligation Expenses	15.5	12.4	44.6	37.9
Asset Impairment	20.0	—	20.0	—
Provision for North Goonyella Equipment Loss	—	49.3	24.7	49.3
North Goonyella Insurance Recovery - Equipment (1)	—	—	(91.1)	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	—	(6.1)	0.3	(22.1)
Interest Expense	35.4	38.2	107.2	112.8
Loss on Early Debt Extinguishment	—	—	—	2.0
Interest Income	(7.0)	(10.1)	(22.5)	(24.3)
Reorganization Items, Net	—	—	—	(12.8)
Unrealized Losses (Gains) on Economic Hedges	18.0	26.8	(44.2)	36.3
Unrealized (Gains) Losses on Non-Coal Trading Derivative Contracts	(0.3)	(0.3)	(0.2)	1.4
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(2.7)	(5.4)	(13.9)	(21.5)
Income Tax Provision	4.2	13.8	26.0	31.3

Adjusted EBITDA (2)	$150.3	$372.1	$632.2	$1,105.6

Operating Costs and Expenses	$906.2	$1,047.9	$2,712.8	$3,051.6
Unrealized Gains (Losses) on Non-Coal Trading Derivative Contracts	0.3	0.3	0.2	(1.4)
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	2.7	5.4	13.9	21.5
North Goonyella Insurance Recovery - Cost Recovery and Business Interruption (1)	—	—	(33.9)	—
Net Periodic Benefit Costs, Excluding Service Cost	4.9	4.5	14.6	13.6

Total Reporting Segment Costs (3)	$914.1	$1,058.1	$2,707.6	$3,085.3

Net Cash Provided By Operating Activities	$175.6	$345.4	$552.6	$1,260.8
Net Cash Used In Investing Activities	(83.6)	(47.5)	(147.6)	(65.5)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	—	—	2.4	—

Free Cash Flow (4)	$92.0	$297.9	$407.4	$1,195.3

(1)
We recorded a $125.0 million insurance recovery during the nine months ended September 30, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the nine months ended September 30, 2019.

(2)
Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

(3)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

(4)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#13

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2019 and 2018

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Nine Months Ended Sept. 30, 2019	Year Ended Dec. 31, 2018	Apr. 2 through Dec. 31, 2017	Total

Net Cash Provided By Operating Activities	$552.6	$1,489.7	$813.4	$2,855.7
Net Cash Used In Investing Activities	(147.6)	(517.3)	(93.4)	(758.3)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	2.4	387.4	—	389.8

Free Cash Flow (1)	$407.4	$1,359.8	$720.0	$2,487.2

(1)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#14

2019 Guidance Targets

Sales Volumes (Short Tons in millions)
PRB	107 - 113	Quarterly SG&A Expense	~$40 million
ILB	~16.0	Full-Year Capital Expenditures	$300 - $325 million
Western	11 - 12	Full-Year DD&A	$600 - $625 million
		Full-Year Interest Expense[4]	~$145 million
Seaborne Metallurgical	8.5 - 9.0	Full-Year ARO Cash Spend	~$50 million
HCC[1]:	40% - 50%
PCI[2]:	50% - 60%	Cost Sensitivities[5]
		$0.05 Decrease in A$ FX Rate[6]	+~$25 million
Seaborne Export Thermal	11.5 - 12.0	$0.05 Increase in A$ FX Rate[6]	-~$25 million
NEWC:	60% - 70%	Fuel (+/- $10/barrel)	+/- ~$7 million
API 5:	30% - 40%
2019 Priced Position (Avg. Price per Short Ton)
Australia Domestic Thermal	7.5 - 8	PRB	$11.14
		ILB	~$42
Revenues per Ton		Seaborne Export Thermal Volumes (Q4: ~2.0 million tons)[7]	~$78
Total U.S. Thermal	$17.35 - $17.85

Costs Per Ton (USD per Short Ton)		All of Peabody's 2019 U.S. thermal volumes are priced based on the mid-point of 2019 volume guidance
PRB	$9.25 - $9.75

ILB	$32 - $35	2020 Priced Position (Avg. Price per Short Ton)
		PRB	$11.00
Total U.S. Thermal	$13.95 - $14.45	ILB	~$39
		Seaborne Export Thermal Volumes (2.2 million tons)	~$76
Seaborne Thermal[3]	$32 - $36
(includes Aus. Domestic Thermal)		~65% and ~75% of Peabody's 2020 U.S. thermal volumes are priced and committed, respectively, based on the mid-point of 2019 volume guidance (excluding Kayenta Mine sales)

Seaborne Metallurgical[3]	~$100
(excluding North Goonyella)

1 Peabody expects to realize ~80% - 90% of the premium HCC quoted index price on a weighted average across its HCC products.

2 Approximately 40% of Peabody’s seaborne metallurgical PCI sales are on a spot basis, with the remainder linked to the quarterly contract. Peabody expects to realize ~80% - 90% of the LV PCI benchmark for its PCI products.

3 Assumes 2019 average A$ FX rate of $0.70. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Interest expense includes interest on funded debt, surety bonds, commitment fees and letters of credit fees issued under the revolver and accounts receivable securitization program, and non-cash interest related to certain contractual arrangements and amortization of debt issuance costs.

5 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

#15

6 As of Sept. 30, 2019, Peabody had outstanding average rate call options to manage market price volatility associated with the Australian dollar in aggregate notional amount of AUD $925 million with strike price levels ranging from $0.73 to $0.76 with settlement dates through June 30, 2020. Sensitivities provided are relative to an assumed average A$ FX exchange rate of ~$0.67 as of Sept. 30, 2019.

7 Approximately 60%-70% of Peabody’s unpriced 2019 seaborne thermal export volumes are NEWC-specification, with the remainder closer to an API5 product.

Note 1: Peabody classifies its seaborne metallurgical or thermal segments based on the primary customer base and reserve type. A small portion of the coal mined by the seaborne metallurgical segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of products and the weighted average discounts across all products to the applicable index prices, in addition to impacts on sales-related costs, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of Oct. 28, 2019, Peabody had approximately 97 million shares of common stock outstanding. Including approximately 3 million shares of unvested equity awards, Peabody has approximately 100 million shares of common stock on a fully diluted basis.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of value accretion, joint venture synergies, closing of the joint venture, revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including (i) risks that the proposed joint venture may not be completed, including as a result of a failure to obtain required regulatory approvals, (ii) risks that the anticipated synergies from the proposed joint venture may not be fully realized, including as a result of actions necessary to obtain regulatory approvals, (iii) other factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018, and (iv) other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

#16